Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to the Employment Agreement between Psychiatric Solutions, Inc., a Delaware corporation (the “Company”), and Joey A. Jacobs (the “Executive”) is made effective as of April 15, 2010 (the “Effective Date”).
     WHEREAS, the Executive serves as the President and Chief Executive Officer of the Company;
     WHEREAS, the Company and the Executive entered into a written employment agreement effective May 10, 2007 (the “Agreement”) setting forth, among other things, the terms of certain payments to Executive in the event of a change in control of the Company; and
     WHEREAS, the parties desire to amend the Agreement to modify the compensation and benefits related to a change in control of the Company;
     NOW, THEREFORE, the Agreement is hereby amended as follows:
     1. Sections VIII.D and VIII.G(iv) are deleted as of the Effective Date.
     2. Section IX(C) is amended and restated as follows:
     C. During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, except in the event of a termination Without Cause or a Constructive Discharge, the Executive will not (i) make any statements or perform any acts intended to advance the interests of any existing or prospective competitors of the Company in any way that will injure the interests of the Company; (ii) without express prior written approval from the Company’s Board of Directors, directly or indirectly own or hold any proprietary interest in, be employed by or receive compensation from any party engaged in the behavioral health business or any other business in which the Company is engaged at the time of the Executive’s termination in the same geographic areas where the Company does business; and (iii) without express prior written approval from the Company’s Board of Directors, solicit any suppliers, customers or clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business, firm or entity, or ownership of more than 1% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment, except in the event of a termination Without Cause or a Constructive Discharge, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.
     3. New Section XV is added as follows:
SECTION XV
CHANGE IN CONTROL BENEFITS
     Notwithstanding anything herein to the contrary, except to the extent that, upon the consummation of the transaction or event constituting a Change in Control (as hereinafter used in this

Section XV, as defined in the default definitions under Treasury Regulations Section 1.409A-3(i)(5)(v) — (vii)), the outstanding stock options and shares of restricted stock held by the Executive are assumed, or substituted by economically equivalent awards subject to the same vesting schedule and forfeiture terms, by the purchaser or successor to the Company in such Change in Control (or an affiliate thereof), effective immediately prior to the consummation of the Change in Control, (i) all outstanding stock options held by the Executive shall become fully vested and exercisable, and (ii) all outstanding shares of restricted stock held by the Executive shall become fully vested and all forfeiture and transfer restrictions thereon shall lapse. In addition, notwithstanding anything herein to the contrary, upon the Executive’s voluntary or involuntary “separation from service” (within the meaning of the default definition of section 1.409A-1(h) of the Treasury Regulations) with the Company, other than as a result of the Executive’s death or Disability, within twelve (12) months following a Change in Control, the Executive will be entitled to the following compensation and benefits in lieu of the payments set forth in Section VIII.A. of this Agreement:
     A. A lump sum payment within ten (10) calendar days of the date of separation from service, in an amount equal to:
          (i) any earned but unpaid Base Salary through the termination date;
          (ii) three times the sum of (a) Base Salary (the aggregate amount and components of which shall be determined based on the highest rate in effect for any period prior to the date of separation from service), plus (b) an amount equal to the higher of (X) the highest annual amount of Bonus Compensation paid to or earned by the Executive with respect to any fiscal year during the three (3) fiscal years immediately preceding the fiscal year in which the Change in Control occurs, and (Y) 100% of the Bonus Compensation amount that would be payable, assuming that both the Company and the Executive satisfy 100% (but not in excess of 100%) of the performance objective(s) specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to the Executive by the Company, whether or not attained, to the Executive for the fiscal year in which the Change in Control occurs;
          (iii) payment in respect of any accrued but unused paid time off or sick pay, and payment in respect of any business expenses incurred but not reimbursed prior to the termination date;
          (iv) any other compensation or benefits which may be owed or provided to or in respect of the Executive in accordance with the terms and provisions of any plans or programs of the Company;
          (v) a pro-rata portion of the Bonus Compensation amount that would be payable, assuming that both the Company and the Executive satisfy 100% (but not in excess of 100%) of the performance objective(s) specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to the Executive by the Company, whether or not attained as of the termination date, to the Executive for the fiscal year in which the termination date occurs, calculated by dividing such amount by a twelve and multiplying the quotient by the number of full or partial months of employment completed prior to the termination date; and
     B. Each stock option, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, and each restricted stock or other equity-based award shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse.
     C. Additional benefits as follows:

          (i) for thirty-six (36) months following the termination date (the “Continuation Period”), the Company shall arrange at its sole expense, to provide the Executive with health and welfare benefits (other than long-term disability insurance benefits) that are substantially similar to the better of (when considered in the aggregate) (X) those health and welfare benefits (other than long-term disability insurance benefits) that the Executive was receiving or entitled to receive immediately prior to the Change in Control, or (Y) those health and welfare benefits (other than long-term disability insurance benefits) that the Executive was receiving or entitled to receive immediately prior to the termination date, and
          (ii) such Continuation Period will be considered service with the Company for the purpose of determining service credits under or in respect of any health and welfare benefits applicable to the Executive, his or her dependents or his or her beneficiaries.
     If and to the extent that any health or welfare benefit described herein cannot be paid or provided under any applicable law or regulation, including without limitation Section 409A of the Code, or under the terms of any policy, plan, program or arrangement of the Company, then the Company will take all action necessary to ensure that such benefit is provided through other means to the Executive, his or her dependents and beneficiaries, as applicable, or the Company shall pay to the Executive a lump sum amount in cash equal to the fair market value of such foregone benefit, within the time period specified in Section XV.A above. The Company shall make any payment that may be necessary to ensure that the Executive’s after-tax position with respect to any health and welfare benefits received pursuant to this Section is not worse than the Executive’s after-tax position in the event such benefits had been provided to the Executive while he was employed by the Company.
     D. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.
     E. For a period of twelve (12) months following the termination date, the Company shall timely reimburse the Executive for up to an aggregate of twenty-five thousand dollars ($25,000) of bonafide outplacement counseling and related benefits obtained by the Executive.
     F. If the Executive is a “specified employee” for purposes of Section 409A of the Code and the regulations issued thereunder (a “Specified Employee”), any payments required to be made pursuant to this Agreement shall not commence until one (1) day after the day which is six (6) months after the Executive’s separation from service (the “Delay Period”). In addition, if the Executive is a Specified Employee, to the extent that welfare benefits to be provided to the Executive pursuant to this Agreement are not “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period. Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing benefits that would not be required to be delayed if the premiums were paid by the Executive, the Executive shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period within ten (10) days after the end of the Delay Period. To the extent that any benefits to be provided to the Executive pursuant to this Agreement are considered nonqualified deferred compensation and are reimbursements subject to Treasury Regulation Section

1.409A-3(i)(1)(v), then (i) the reimbursement of eligible expenses related to such benefits shall be made on or before the last day of the Executive taxable year following the Executive taxable year in which the expense was incurred and (ii) notwithstanding anything to the contrary in this Agreement or any plan providing for such benefits, the amount of expenses eligible for reimbursements during any taxable year of the Executive shall not affect the expenses eligible for reimbursements in any other taxable year.
     G. Notwithstanding any other provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.
     Except as otherwise provided above, Change in Control benefits described herein remain subject to the other terms and conditions of this Agreement, including the Executive’s right to Gross-Up Payments described in Section XI (which shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the taxes on which the Gross Up Payment is based) and all limitations of Section 409A of the Code.
     4. New Section XVI is added as follows:
SECTION XVI
LEGAL FEES AND EXPENSES
     It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by arbitration, litigation or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any arbitration, litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the reasonable expense of the Company, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation, the initiation or defense of any arbitration proceedings, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing, unless an arbitrator or other finder of fact determines that the claim or position asserted by the Executive in any action or proceeding against the Company was frivolous and that the Executive should, therefore, bear all or any portion of such fees and expenses.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date specified above.

PSYCHIATRIC SOLUTIONS, INC.
By:	/s/ Christopher Grant, Jr.
Christopher Grant, Jr.
Chairman, Compensation Committee

/s/ Joey A. Jacobs
JOEY A. JACOBS

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